Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2009

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing	Initial amount equivalent in EUR	Amount outstanding equivalent of EUR
				(in millions )	(in millions)	(in millions)
U.S. dollars	43	3.125 - 6.330 or 3M USD-Libor + 42 bps	2010-2022	15,635	13,376	10,784
Australian dollars	23	5.250 - 6.250	2012-2015	3,450	2,079	2,155
Canadian dollars	2	5.25	2012	150	109	99
Swiss francs	4	1.875 - 3.375	2014-2020	775	502	522
EUR	15	0 - 5.070	2011-2035	731	731	731
Pound Sterling	6	2.5 - 6.375	2010-2014	1,050	1,313	1,182
Hong Kong dollars	4	2.28 - 2.35 or 3M HKD-Hibor + 10 - 31 bps	2012-2014	3,950	373	354
Japanese yen	17	0.000 - 4.000	2016-2037	22,150	163	166
New Zealand dollars	4	5.550 - 6.000	2011-2018	675	338	341
Taiwan dollars	8	Structured	2010	9,000	238	196
South Africa rand	1	7.05	2010	184	31	17

Total						16,547

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2009

(IN MILLIONS OF EUR)

Currency	2010	2011	2012	2013	2014	After 2015	Total
U.S. dollars	1,839.5	3,158.4	1,388.3	1,544.5	1,548.0	1,305.0	10,783.7
Australian dollars	—	—	1,030.7	187.4	312.3	624.7	2,155.2
Canadian dollars	—	—	99.2	—	—	—	99.2
Swiss francs	—	—	—	—	404.4	118.0	522.4
EUR	—	318.0	—	—	—	412.8	730.8
Pound Sterling	168.9	—	337.8	337.8	337.8	—	1,182.3
Hong Kong dollars	—	—	89.5	—	264.1	—	353.6
Japanese yen	—	—	—	—	—	166.3	166.3
New Zealand dollars	—	189.4	—	—	75.7	75.7	340.9
Taiwan dollars	195.9	—	—	—	—	—	195.9
South Africa rand	17.3	—	—	—	—	—	17.3

Total	2,221.6	3,665.8	2,945.5	2,069.7	2,942.4	2,702.5	16,547.4